Exhibit 5.1

December 19, 2008

Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652

Ladies and Gentlemen:

We are acting as special Delaware counsel to Smart Balance, Inc., a Delaware corporation (formerly known as Boulder Specialty Brands, Inc.) (the “Company”), in connection with the Registration Statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) with respect to 1,375,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company reserved for issuance under the Plan (as defined below).  In this connection you have requested our opinion as to certain matters of Delaware law.

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)    the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 21, 2007 (the “Certificate of Incorporation”);

(ii)    the Bylaws of the Company in effect since June 10, 2005;

(iii)    the Amended and Restated Smart Balance, Inc. Inducement Award Plan (the “Plan”), as adopted by the Board of Directors of the Company (the “Board”) on August 7, 2008;

(iv)    a certificate of an officer of the Company, dated the date hereof, as to certain matters;

(v)    the resolutions of the Board adopted at the March 13, 2008 and August 7, 2008 meetings of the Board; and

(vi)    a certificate of the Secretary of State, dated the date hereof, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed:  (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein.  We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein.  In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

Smart Balance, Inc.
December 19, 2008

In addition to the foregoing, for purposes of rendering our opinion as expressed herein, we have assumed: (i) that the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction governing its organization; (ii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time; (iii) that the Plan constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms; (iv) that any necessary approvals by the Company’s stockholders of the Plan have been obtained in accordance with applicable law; (v) that the exercise price, as may be adjusted from time to time, of the Options (as defined in the Plan) will never be less than the par value of the Shares (as defined below) to be issued upon exercise of the Options; (vi) that prior to the grant of any Award (as defined in the Plan) pursuant to the Plan, the duly constituted Compensation Committee of the Board (or any subcommittee thereof) will have duly and validly authorized such grant, and all Awards granted under the Plan have been or will be validly issued; (vii) that no Series A Preferred Shares (as defined in the Certificate of Incorporation) will be outstanding during the remaining term of the Plan; (viii) that stock certificates representing each and every issuance of shares of Common Stock pursuant to the Plan, including upon exercise of the Options (the “Shares”), will be duly completed, executed and delivered by the President and Secretary of the Company to reflect the issuances of the Shares issued pursuant to the Plan or, if such Shares are to be uncertificated, then, within a reasonable time after issuance of such Shares, the Company will send to the record owner thereof a written notice required by Section 151(f) of the General Corporation Law of the State of Delaware (the  “General Corporation Law”); and (ix) that the issuances of the Shares issued pursuant to the Plan have been or will be duly recorded in the stock ledger of the Company at the time of such issuance.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the Shares reserved for issuance pursuant to the Plan, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable under the General Corporation Law.

The foregoing opinion is subject to the following limitations, exceptions and qualifications:

A.    We note that we have been retained to act as special Delaware counsel for purposes of rendering the opinions expressed herein.  We are not regular counsel to the Company and we are not generally informed as to its business affairs.  We are admitted to practice law in the State of Delaware and the foregoing opinion is limited to the laws of the State of Delaware currently in effect.  We have not considered and express no opinion on the effect of the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 7301 et seq., or any rules or regulations promulgated thereunder.

B.    Our opinion as set forth above does not encompass any agreement or document referred to, annexed or attached to or incorporated by reference into the Plan.

The foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein.  We understand that you may furnish a copy of this opinion letter to the Commission in connection with the matters addressed herein, and we consent to your doing so.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.  Except as stated in this paragraph, this opinion letter may not be furnished or quoted to, nor may the foregoing opinion be relied upon by, any other person or entity for any purpose without our prior written consent.  We undertake no duty to update or supplement this opinion for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.